Exhibit 10.19

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) dated as of May 19, 2003, is by and between, GLYCOMIMETICS, INC., a Delaware corporation (the “Company”) and John Magnani, Ph.D. (the “Executive”).

WHEREAS, the Executive will, as of the date of the Initial Closing under the Series A Convertible Preferred Stock Purchase Agreement, by and among the Company and certain Purchasers listed therein (the “Purchase Agreement”), be an employee of Administaff Companies, Inc. (“Administaff”) for certain purposes specified in the Client Service Agreement between Administaff and the Company (the “Service Agreement” ), the Executive is an employee of the Company for certain purposes specified in the Service Agreement, and the Executive will, of the date of the Initial Closing under the Purchase Agreement, be a co-employee of the Company and Administaff for certain purposes specified in the Service Agreement;

WHEREAS, the Company wishes to have the services of the Executive, and the Executive wishes to be assigned to the Company to serve in the capacity identified in Section 3 below and to be employed by the Company and Administaff as contemplated by the Service Agreement;

WHEREAS, Administaff is willing to assign the Executive to the Company to service in the capacity identified in Section 3 below;

WHEREAS, the Company and the Executive desire to establish the terms and conditions of the Executive’s services and employment as hereinafter set forth; and

WHEREAS, the benefits to the Executive contemplated by this Agreement will be provided in part by the Company and in part by Administaff, in accordance with the terms and conditions of the Service Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Executive hereby agrees to be employed by the Company, and the Company hereby agrees to employ the Executive, upon the terms and conditions hereinafter set forth.

2. Term. Subject to the provisions of Sections 6, 7, 8, and 9 hereof, the term of the provision of services hereunder will be for the four year period commencing on May 19, 2003 (the Commencement Date”) and ending on the fourth anniversary of the Commencement Date. Unless the Company gives notice of its intent not to renew the Executive’s assignment and employment hereunder, or the Executive gives written notice to the Company of his determination not to renew his service and employment hereunder, in any case at least one year prior to the fourth anniversary of the Commencement Date, this Agreement, and the Executive’s employment by the Company hereunder, shall be renewed for one year from that anniversary. Thereafter, unless the Company or the Executive gives written notice of determination not to renew at least one year prior to the next succeeding anniversary of the Commencement Date, this Agreement shall be renewed for one year from that anniversary. The term “Service Period” shall mean the four year period provided for in this Section 2 and any extension thereof, or any shorter period resulting from any termination of service under Sections 6. 7, 8 or 9 hereof.

3. Duties and Responsibilities. The Executive will be assigned as the Vice President and Chief Scientific Officer of the Company. The Executive will perform such duties and services as are customary for the position of Vice President and Chief Scientific Officer in corporations similar to the Company and such other duties as may be assigned to him from time to time by the Chairman of the Board of the Company or his designee. In furtherance of the foregoing, the Executive hereby agrees to perform well and faithfully such duties and responsibilities and the other reasonable duties and responsibilities assigned to him from time to time by the Chairman of the Board of the Company or his designee.

4. Time to be Devoted to Service. Except for reasonable vacations, absences due to temporary illness, and activities that may be mutually agreed to by the parties, the Executive shall devote his entire time, attention and energies during normal business hours and such evenings and weekends as may be reasonably required for the discharge of his duties to the business of the Company during the Service Period. During the Service Period, the Executive will not be engaged in any other business activity, which, in the reasonable judgment of the Chairman of the Board of the Company, conflicts with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage. The Company acknowledges and agrees that the Executive’s current activities in owning and operating a business relating exclusively to sales of chemical and biological reagents, apparatuses, assay kits and diagnostics, all sold not for use directly in humans and none of which compete with the business of the Company, as currently conducted. The Company further acknowledges and agrees that, subject to the prior written approval by a majority of the Board of Directors (which majority shall exclude the Executive if the Executive is a then current member of the Board of Directors) and consistent with the terms of the Compliance Agreement (as defined below), the Executive may serve on the boards of directors and advisory boards of other companies provided that such service does not interfere with the performance of Executive’s duties hereunder.

5. Compensation; Reimbursement.

5.1 Base Salary. The Executive’s annual base salary (the “Base Salary”) will be not less than $175,000. This Base Salary, and all other compensation and reimbursements under the Agreement, may be provided through Administaff, and the Base Salary will be payable in such installments as are applicable to employees of the Company and/or Administaff at substantially the same service level as the Executive. Said Base Salary is subject to increase on the recommendation of the Board of Directors of the Company (the “Board”) or a committee thereof, as exercised from time to time.

5.2 Fringe Benefits. During the Service Period, the Executive will be entitled to the fringe benefits that are made available from time to time to, and will be eligible for bonuses on the same terms as may be offered from time to time to, officers of the Company (or assigned to the Company by Administaff). In addition, the Executive will be entitled to the specific benefits listed in Schedule 1 attached hereto.

5.3 Reimbursements. The Executive will be reimbursed, in accordance with the practice applicable to officers of the Company from time to time, for all reasonable and necessary traveling expenses and other disbursements incurred by him for or on behalf of the Company in the performance of his duties hereunder upon presentation by the Executive of appropriate vouchers.

5.4 Equity Compensation. The Executive will be entitled to purchase, effective as of the Commencement Date, 320,000 shares of the Company’s common stock, par value $.001 per share, for a purchase price of $.001 per share, which shares shall be subject to a Restricted Stock Agreement between the Company and the Executive, in substantially the form attached hereto as Exhibit A (the “Restricted Stock

Agreement”) (which the Company and the Executive shall execute separately). The Executive may, from time to time, be entitled to receive stock options and other equity-based incentives as determined by the Board of Directors, in its sole and exclusive discretion.

6. Involuntary Termination.

6.1 Disability. If the Executive dies, then the Executive’s employment by the Company hereunder and under the Service Agreement shall be deemed to terminate on the date of the Executive’s death. If the Executive is incapacitated or disabled by accident, sickness or otherwise so as to render him mentally or physically incapable of performing the services required to be performed by him under this Agreement for a period of 90 consecutive days or longer, or for 90 days during any six-month period (such condition being herein referred to as “Disability”), the Company, at its option, may terminate the Executive’s employment under this Agreement and his assignment to the Company under the Service Agreement immediately upon giving him notice to that effect. In the case of a Disability, until the Company shall have terminated the Executive’s service in accordance with the foregoing, the Executive will be entitled to receive compensation, at the rate and in the manner provided in Section 5, notwithstanding any such physical or mental disability. Termination pursuant to this Section 6 is hereinafter referred to as an “Involuntary Termination”.

6.2 Substitution. The Board of Directors may designate another employee to act in the Executive’s place during any period of the Executive’s disability during the Service Period. Notwithstanding any such designation, the Executive shall continue to receive the Executive’s Base Salary and benefits in accordance with Section 5 of this Agreement until the Executive becomes eligible for disability income under the Company’s disability income insurance (if any) or until the termination of the Executive’s employment, whichever shall first occur.

6.3 Disability Income Payments. While receiving disability income payments under the Company’s disability income insurance (if any), the Executive shall not be entitled to receive any Base Salary under Section 5.1, but shall continue to participate in all other compensation and benefits in accordance with Section 5.2 until the Termination Date.

6.4 Verification of Disability. If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of the Executive’s duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

7. Termination For Cause. The Company, on recommendation from the Board of Directors of the Company, may terminate the service of the Executive hereunder and under the Service Agreement at any time during the Service Period for “cause” (such termination being hereinafter referred to as a “Termination for Cause”) by giving the Executive notice of such termination, upon the giving of which such termination shall take effect immediately. For the purpose of this Section 7. “cause” will mean (a) the Executive’s willful and substantial misconduct with respect to the business and affairs of the Company or any subsidiary or affiliate thereof, (b) the Executive s neglect of duties or failure to act which can reasonably be expected to materially adversely affect the business or affairs of the Company, the Company or any subsidiary or affiliate thereof, (c) the Executive’s material breach of any of the agreements contained in Section 3 or 4 hereof, or of any provision of the Compliance Agreement which, to the extent curable, is not cured within 15 days after written notice thereof is given to the Executive, (d) the commission by the Executive of an act involving moral turpitude or fraud, (e) the Executive s conviction of any felony, or of any misdemeanor involving fraud, theft, embezzlement, forgery or moral turpitude, or (f) other conduct by the Executive, outside the ordinary course of the Company’s business, that is materially harmful to the business or reputation of the Company.

8. Termination Without Cause. The Company, on recommendation from the Board of Directors of the Company, may terminate the services of the Executive hereunder and under the Service Agreement at any time during the Service Period without “cause” (such termination being hereinafter called a “Termination Without Cause”) by giving the Executive notice of such termination. The termination of service under this Section 8 will take effect immediately upon the giving of such notice.

9. Termination by the Executive.

9.1 Without Good Reason. Any termination of the service of the Executive hereunder and under the Service Agreement otherwise than as a result of an Involuntary Termination, a Termination For Cause or a Termination Without Cause will be referred to hereinafter as a “Voluntary Termination”. A Voluntary Termination will be deemed to be effective following reasonable notice by the appropriate party

9.2 With Good Reason. The Executive may terminate the services of such Executive hereunder and under the Service Agreement at any time for Good Reason (as defined below) by giving the Company written notice of such termination, provided that such notice specifies: (i) the basis for termination and (ii) the effective date of termination (such termination being hereinafter referred to as a “Termination for Good Reason”). For purposes of this Agreement, the term “Good Reason” shall mean (x) any material diminution of the Executive’s duties or responsibilities hereunder (except in each case in connection with the Termination for Cause or as a result of the Executive’s death or disability), or, the assignment to the Executive of duties or responsibilities that are materially inconsistent with the Executive’s then position; (y) any material breach of the Agreement by the Company which is not cured within 15 business days after written notice thereof is given to the Company; or (z) a relocation of the Executive from the Company’s principal office to a location more than 35 miles from the location of the Company’s principal office as of the Commencement Date, other than on a temporary basis not to exceed a period equal to two calendar months.

10. Effect of Termination on Services.

10.1 Voluntary Termination or a Termination for Cause. Upon the termination of the Executive’s services hereunder pursuant to a Voluntary Termination or a Termination for Cause, neither the Executive nor his beneficiary or estate will have any further rights or claims against Administaff or the Company, its affiliates, or its subsidiaries under this Agreement or the Service Agreement except to receive:

(i) the unpaid portion of the Base Salary provided for in Section 5.1. computed on a pro rata basis to the date of such termination; and

(ii) reimbursement for any expenses for which the Executive shall not have theretofore been reimbursed as provided in Section 5.3.

10.2 Involuntary Termination. Upon the termination of the Executive’s services hereunder pursuant to an Involuntary Termination, neither the Executive nor his beneficiary or estate will have any further rights or claims against Administaff or the Company, its affiliates or its subsidiaries under this Agreement or the Service Agreement except to receive

(i) a termination payment equal to that provided for in Section 10.1 hereto, and

(ii) an aggregate amount equal to the Base Salary and fringe benefits for six months, payable at the same rate and in the same manner as set forth in Sections 5.1 and 5.2 hereof.

10.3 Termination without Cause or for Good Reason. Upon the termination of the Executive’s services hereunder pursuant to a Termination Without Cause or a Termination for Good Reason, neither the Executive nor his beneficiary or estate will have any further rights or claims against Administaff or the Company, its affiliates or its subsidiaries under this Agreement or the Service Agreement except to receive

(i) a termination payment equal to that provided for in Section 10.1 hereof, and

(ii) an aggregate amount equal to the Base Salary and fringe benefits for two years (the “Severance Period”), payable at the same rate and in the same manner as set forth in Sections 5.1 and 5.2 hereof.

10.4 COBRA Benefits. As required by law, the Company shall permit the Executive to participate, at the Executive’s own expense, in the Company’s group medical insurance plan for a period of 18 months after the Termination Date, subject to the terms of the applicable plan documents and other applicable restrictions relating to such plan.

10.5 Liquidated Damages. The parties acknowledge and agree that damages which will result to the Executive for termination by the Company without Cause or other breach of this Agreement by the Company shall be extremely difficult or impossible to establish or prove, and agree that the payments made to the Executive during the Severance Period shall constitute liquidated damages for any breach of this Agreement by the Company through the Termination Date. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of termination of his employment or any such breach of this Agreement and that, as a condition to receiving payments during the Severance Period, the Executive will execute a release of claims in a form reasonably satisfactory to the Company.

11. Compliance Agreement. As a pre-condition to the effectiveness of this Agreement, the Executive agrees to execute and deliver the Compliance Agreement attached hereto as Exhibit B (the “Compliance Agreement”), the terms and conditions of which are specifically incorporated herein by reference. The obligation of the Company to make payments to or on behalf of the Executive under Section 10 .3(ii) above is expressly conditioned upon the Executive’s continued performance of the Executive’s obligations under the Compliance Agreement.

12. Enforcement. It is the desire and intent of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction whose law may be deemed to govern the review and interpretation of this Agreement, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, will be the maximum restriction allowed by the laws of such jurisdiction and such restriction will be deemed to have been revised accordingly herein. A court having jurisdiction over an action arising out of or seeking enforcement of any restriction contained in this Agreement may modify the terms of such restriction in accordance with this Section 12.

13. Notices. All notices, demands and other communications which are required to be given, served or sent pursuant to this Agreement will be in writing and will be delivered personally or sent by air courier or first class certified or registered mail, return receipt requested and postage prepaid, addressed as follows:

If to the Executive:

John Magnani, Ph.D.

325 West Side Drive, Apartment 101

Gaithersburg, MD 20878

If to the Company:

GlycoMimetics, Inc.

14915 Broschart Road, Suite 200

Rockville, MD 20850

Attention: Chairman of the Board

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of delivery if personally delivered; on the business day after the date when sent if sent by air courier or other guaranteed delivery service; and on the third business day after the date when sent if sent by mail, in each case addressed to such party as provided in this Section 13 or in accordance with the latest unrevoked direction from such party.

14. Binding Agreement; Benefit. The provisions of this Agreement will be binding upon and will inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto.

15. Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Maryland without giving effect to its principals or rules of conflict laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

16. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and will not operate or be construed as a waiver of any subsequent breach by such other party.

17. Entire Agreement: Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understanding among the parties with respect thereto. This Agreement may be amended only by an agreement in writing signed by the parties hereto.

18. Headings. The Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

19. Severability. Subject to the provisions of Section 12 above, any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

20. Assignment. This Agreement is personal in its nature and the parties hereto shall not, without the consent of the other party hereto, assign or transfer this Agreement or any rights or obligations hereunder, provided, however, that the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or stock of the Company or similar transaction involving the Company or a successor corporation; and provided, further, that Administaff may assign all provisions relating to Administaff hereunder or under the Service Agreement at any time to the Company, and on such an assignment, will have no obligations to the Executive hereunder.

21. Confidentiality. The Executive agrees not to disclose this Agreement or its terms to any person or entity, other than the Executive’s agents, advisors or representatives, except as consented to by Administaff and the Company in writing or as may be required by law.

22. Further Assurances. The Executive agrees to execute, acknowledge, seal and deliver such further assurances, documents, applications, agreements and instruments, and to take such further actions, as the Company may reasonably request in order to accomplish the purposes of this Agreement.

23. Guarantee. During the term of the Service Agreement, certain of the benefits owing to the Executive hereunder will be provided by Administaff in accordance with the Service Agreement. The Company guarantees the performance by Administaff of its obligation to provide such benefits, which guarantee is unconditional and is not conditioned or contingent upon any attempt to enforce such obligations against Administaff. In the event that the Service Agreement is terminated for any reason, the rights and obligations of the Company and the Executive hereunder shall continue, and in such event, all references herein to Administaff shall be deemed references to the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

COMPANY:

GLYCOMIMETICS, INC.

By:	/s/ Rachel King
	Name:	Rachel King
	Title:	President and Chief Executive Officer

EXECUTIVE:

/s/ John Magnani
John Magnani, Ph.D.